UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

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Pfizer Inc.
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[COMMUNICATION TO CERTAIN INVESTORS]

April     , 2011

Re:   Pfizer’s 2011 Annual Meeting of Shareholders – April 28, 2011

Dear Shareholder:

By now you should have received Pfizer’s Notice of 2011 Annual Meeting and Proxy Statement and 2010 Financial Report. You can also view the Proxy Statement at www.pfizer.com/proxy. As noted in the letter “To Our Stakeholders” from our President and CEO, Ian C. Read, Pfizer met or exceeded its revenue and earnings per share goals in 2010, reporting record sales of $67.8 billion, driven by an increasingly diverse portfolio of products. In December 2010, the Board of Directors approved an 11% increase in the first quarter 2011 dividend, and in January 2011, the Board increased the funds authorized for share buybacks to $9 billion. To view the full text of the letter*, please see our Proxy Statement.

We are writing to ask for your support at the Annual Meeting by voting in accordance with the recommendations of our Board of Directors on all proposals. In particular, we wanted to highlight some points on the following proposals:

Proposal 3: Advisory Vote on Executive Compensation: Institutional Shareholder Services (ISS) has recommended a vote against Pfizer’s “say on pay” proposal. We strongly disagree with this recommendation. ISS’s position appears to be based entirely on its opposition to the separation arrangement with our former Chief Executive Officer on his retirement in December 2010. Our Board believes that the arrangement was in the best interests of our shareholders, in part because it provided significant non-competition, non-solicitation and other protections to the Company. In addition, the amounts paid and to be paid under the arrangement were largely based upon the terms of our plans and programs applicable to other executive officers.

Importantly, ISS raises no significant concerns with respect to Pfizer’s ongoing executive compensation program, which that was overwhelmingly approved by 96.8% of the votes cast on last year’s say on pay vote. We believe that this supports our recommendation to vote FOR our say on pay proposal this year.

Shareholder Proposal 8: Action by Written Consent: This proposal requests that the Board take the necessary steps to permit shareholders to act by written consent, rather than at a shareholder meeting.

•

The Board believes that important matters should be the subject of an annual or special meeting of shareholders, which would provide the best opportunity for discussion and interaction among the Company’s stakeholders so that all points of view may be considered prior to a vote. Meetings of shareholders help ensure that significant corporate actions are taken only when there is a clear consensus that such action is prudent and in the best interests of shareholders.

•	The shareholder proposal could allow critical actions to be approved without the benefit of a meeting and potentially without proper notice to all shareholders and the Company.

•	If adopted, we believe this proposal could effectively disenfranchise many smaller shareholders on potentially critical matters that should be presented at a properly called annual or special meeting.

*	Not part of our proxy solicitation materials

Shareholder Proposal 9: Special Shareholder Meetings: This proposal requests that our Board amend our By-laws to give holders of 10% of our outstanding stock the power to call a special shareholder meeting.

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At the 2010 Annual Meeting, shareholders overwhelmingly approved a Board-sponsored By-law amendment to allow 20% of the outstanding shares to call special meetings (a reduction from the previous 25% threshold). The amendment was approved by more than 93% of the shares present and is now embodied in Article I, Section 9 of our By-Laws.

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Based on additional discussions with shareholders, the Board continues to believe that a 20% ownership threshold for the right to call special meetings strikes a reasonable and appropriate balance between enhancing shareholder rights and protecting against the risk that a small minority of shareholders, including shareholders with special interests, could call special meetings, with the resulting expense and disruption to our business.

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Allowing a small minority of shareholders, including those who could borrow shares from other shareholders in order to vote on a particular issue, to call special meetings for any reason could be detrimental to long-term shareholders.

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Although necessary at times, shareholder meetings consume significant corporate time and resources. A small minority of shareholders should not be able to trigger such an event. An overwhelming majority of shareholders have demonstrated their agreement with this view. Moreover, preparing for a shareholder meeting requires the significant attention of Pfizer’s Board, officers and employees, thus diverting attention away from their primary function of operating the business in the best interests of all shareholders.

•	We believe in maintaining policies and practices that serve the interests of all shareholders.

Pfizer has been and continues to be a leader in shareholder engagement and corporate governance. The Board has consistently afforded shareholders numerous ways to contact its members, has been responsive to their suggestions and has implemented their recommendations when appropriate. For example, Pfizer was a leader in eliminating its “poison pill,” electing all directors annually, providing majority voting in uncontested director elections, and eliminating “supermajority” voting requirements for certain transactions. We believe this record of leadership should be taken into account in considering the above shareholder proposals.

We invite you to read the Proxy Statement for more information regarding the Company’s proposals and the reasons our Board is recommending a vote “FOR” the election of all director nominees, “FOR” the advisory vote on executive compensation, and “AGAINST” each of the shareholder proposals.

We appreciate your time and consideration on these matters and ask for your support of the Board’s recommendations. If you have any questions, please feel free to contact me directly at 212.733.7513.

Sincerely,

Matthew Lepore

Vice President and Corporate Secretary